As filed with the Securities and Exchange Commission on October 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PEOPLES BANCTRUST COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Alabama	63-0896239
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

310 Broad Street Selma, Alabama	36701
(Address of Principal Executive Offices)	(Zip Code)

The Peoples BancTrust Company, Inc.

2006 Key Employee Restricted Stock Plan

(Full title of the Plan)

Andrew C. Bearden, Jr.

Executive Vice President and Chief Financial Officer

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

(Name and Address of Agent For Service)

(334) 875-1000

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Edward B. Crosland, Jr., Esq.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

2600 Virginia Avenue, NW, Suite 1113

Washington, D.C. 20037-1922

(202) 944-1100

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.10 par value	6,000	(1)	$19.10	(2)	$114,600	(2)	$12.27

(1)	Maximum number of shares issuable under The Peoples BancTrust Company, Inc. Key Employee Restricted Stock Plan, as such amount may be increased in the event of a merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or other similar change involving the Registrant.
(2)	Estimated pursuant to Rule 457(h) based on the average of the high and low sales prices of the common stock of the Registrant as reported on The NASDAQ Capital Market as of a date within five business days prior to filing this Registration Statement solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION

10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in The Peoples BancTrust Company, Inc. 2006 Key Employee Restricted Stock Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Peoples BancTrust Company, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission’s Web site is “http://www.sec.gov”.

The following documents are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 000-13653);

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

(c) The Company’s Current Reports on Form 8-K dated April 3, 2006, May 2, 2006, August 7, 2006, August 16, 2006, September 1, 2006, and September 19, 2006; and

(d) The description of the Company’s securities contained in the Company’s Registration Statement on Form S-4 dated June 30, 1998 (Commission File No. 333-58089).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such document.

Item 4. Descriptions of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation provide that the Registrant shall have the authority to indemnify, to the full extent permitted by Alabama or other applicable law, any person who was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, including an action by or in the right of the Registrant, as a result of the fact that such person was or is serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Board of Directors as a director, officer, employee or agent of another corporation, partnership, or other enterprise, against expenses (including attorney’s fees), judgments, penalties, fines or amounts paid in settlement in connection therewith. The Alabama Business Corporation Act (“ABCA”) limits the instances in which an Alabama corporation may provide indemnification. Under the ABCA, a corporation may provide indemnification (other than in connection with a proceeding by or in the right of the corporation) only if the person being indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet this statutory standard of conduct. An Alabama corporation is required to provide indemnification of directors, officers, employees or agents against all reasonably incurred expenses to the extent the individual has been successful on the merits or otherwise in defense of an action, suit or proceeding. An individual may also apply to the court conducting the proceeding or to another court of competent jurisdiction for indemnification. Such a court may order indemnification if it determines that the person either is entitled to mandatory indemnification or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the applicable standard of conduct described above has been satisfied. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant also provides each Director with director’s insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Selma, State of Alabama, on this 19th day of September, 2006.

THE PEOPLES BANCTRUST COMPANY, INC.

By:	/s/ Andrew C. Bearden, Jr.
Andrew C. Bearden, Jr.
Executive Vice President and Chief Financial Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, hereby severally constitute and appoint Andrew C. Bearden, Jr. our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said person may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 relating to the offering of the registrant’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said person shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Don J. Giardina Don J. Giardina	President, Chief Executive Officer and Director	September 19, 2006

/s/ Andrew C. Bearden, Jr. Andrew C. Bearden, Jr.	Executive Vice President and Chief Financial Officer	September 19, 2006

/s/ Thomas P. Wilbourne Thomas P. Wilbourne	Vice President and Controller (Principal Accounting Officer)	September 19, 2006

/s/ Johnny Crear Johnny Crear	Director	September 19, 2006

/s/ Harry W. Gamble, Jr. Harry W. Gamble, Jr.	Director	September 19, 2006

/s/ Ted M. Henry Ted M. Henry	Chairman of the Board	September 19, 2006

Signatures	Title	Date

/s/ Elam P. Holley, Jr. Elam P. Holley, Jr.	Director	September 19, 2006

/s/ Edith M. Jones Edith M. Jones	Director	September 19, 2006

Director
D. Joseph McInnes

Director
Thomas E. Newton

/s/ David Y. Pearce David Y. Pearce	Director	September 19, 2006

/s/ Julius E. Talton, Jr. Julius E. Talton, Jr.	Director	September 19, 2006

Director
Daniel P. Wilbanks

INDEX TO EXHIBITS

Exhibit	Description
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. as to the legality of the Common Stock being registered

23.1	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (appears in their opinion filed as Exhibit 5)

23.2	Consent of Mauldin & Jenkins, LLC, independent registered public accounting firm

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24	Power of Attorney (contained in the signature page to this registration statement)

99.1	The Peoples BancTrust Company, Inc. 2006 Key Employee Restricted Stock Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated August 16, 2006)

99.2	Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated September 1, 2006)